EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into and made effective as of January 1, 2007 (“Effective Date”), by and between Noninvasive Medical Technologies, Inc. (“Company”) and Ronald McCaughan (“Executive”).

1. Employment. Company employs Executive, and Executive agrees to continue employment with Company, upon the terms and conditions set forth in this Agreement.

2. Term of Employment. The employment of Executive pursuant to the terms of this Agreement will continue for five years from the Effective Date unless extended or sooner terminated pursuant to this Agreement (“Term”).

3. Duties.

3.1. Basic Duties. Executive agrees to serve as Chief Executive Officer and will be responsible for the general supervision of the business and affairs of the Company and will have such other powers, duties and responsibilities usually vested in a Chief Executive Officer, subject to the direction of the Board of Directors. During the Term, Executive’s title, duties, and responsibilities are subject to change as determined from time to time by the Board of Directors.

3.2. Time Devoted to Employment. Executive will devote his full time to the business of Company during the term of this Agreement and will perform his duties and responsibilities faithfully, diligently and to the best of his ability, consistent with the highest and best standards of the industry and in compliance with all applicable laws and the Company’s policies and procedures.

3.3. No Conflicting Agreements. Executive represents and warrants that his performance of all the terms and conditions of this Agreement does not and will not breach any other agreement, including any confidentiality and non-disclosure agreements with prior employers or other persons. Executive represents and warrants that he has not entered into, and will not enter into, any agreement, either written or oral in conflict with this Agreement.

3.4. Place of Performance of Duties. The services of Executive will be performed in Las Vegas, Nevada.

4. Compensation and Method of Payment.

4.1. Total Compensation. As compensation under this Agreement, Company will pay and Executive will accept the following:

4.1.1. Executive’s base compensation (“Base Salary”) for the period beginning on the Effective Date and ending on the first anniversary of the Effective date will be Two Hundred and Fifty Thousand Dollars ($250,000). On each anniversary of the Effective Date Executive’s Base Salary will be increased to a sum equal to 115% of the amount of Executive’s Base Salary for the immediately prior year, unless the Board of Directors takes an action to the contrary.

4.1.2. For each year of this Agreement, Executive is eligible for an annual bonus in such amounts (if any) as may be approved by the Compensation Committee and subject to criteria to be established at the discretion of the Board of Directors (“Bonus”).

4.1.3. Company will reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by Executive in connection with, or related to, the performance of Executive’s duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other reasonable supporting information as Company may request.

4.1.4. Executive will be entitled to participate in Company’s employee fringe benefit, health insurance, life insurance, key man insurance and other programs in effect from time to time for executives of Company and its affiliates at comparable levels of responsibility. Participation will be in accordance with any applicable policies adopted by Company. Executive will be entitled to vacations of not less than two weeks per year, absences for illness, and to similar benefits of employment, and will be subject to such policies and procedures as may be adopted by Company.

4.1.5. Executive will be entitled to an automobile allowance of $400 per month.

4.1.6. Subject to the approval of the Board of Directors, Executive will be granted incentive stock options (as such term is defined in Section 422(b) of the Internal Revenue Code of 1986, as amended) in accordance with the Employee Stock Option Plan.

4.2. Reservation of Rights. Notwithstanding any other provision of this Agreement, Company reserves the right to modify, suspend or discontinue any and all benefit plans, practices, policies and programs at any time whether before or after termination of employment without advance notice to or recourse by Executive.

4.3. Payment of Compensation. All compensation to the Executive will be subject to applicable taxes, withholding and other required, normal or elected employee deductions.

5. Termination of Agreement.

This Agreement and all obligations under this Agreement (except the obligations contained in Section 6 below which will survive any termination of this Agreement) will terminate upon the earliest to occur of any of the following:

5.1. By Expiration or Notice. This Agreement and the employment of Executive will terminate at the expiration of the Term and may otherwise be terminated by Executive or Company upon thirty (30) days written notice of termination.

5.2. Other Termination by Company. Company may terminate Executive immediately for “Cause.” Executive’s employment will terminate immediately following written notice from Company to Executive which identifies the termination provision relied upon and outlines in reasonable detail the circumstances claimed to provide the basis for termination. If appropriate to the circumstances, Executive will be provided a reasonable opportunity to correct the circumstances leading to termination before the notice of termination is issued. For the purpose of this Section 5.2, “Cause” for termination will be deemed to include (a) acts or omissions by Executive which, in the reasonable opinion of Company, could materially adversely affect Company’s reputation in the community; (b) acts or omissions by Executive which constitute discriminatory, harassing or retaliatory conduct; (c) theft, fraud, dishonesty or Executive’s conviction of a felony; (d) Executive’s breach of his fiduciary duty or duty of loyalty to Company, including violation of the restrictive covenants in Section 6 of this Agreement; (e) the failure of Executive to comply with any material term of this Agreement; and (f) Executive’s disability or death.

5.3. Other Termination by Executive. Executive may terminate this Agreement for “Good Reason.” For purposes of this Section 5.3, “Good Reason” will mean the following unless such circumstances are fully corrected within a reasonable period following written notice from Executive to Company which identifies the termination provision relied upon and outlines in reasonable detail the circumstances claimed to provide the basis for terminating his employment for Good Reason: (a) a material adverse change in Executive’s status, working conditions or management responsibilities; or (b) any reduction by Company in Executive’s Base Salary (other than as agreed to by Executive) in effect on the Effective Date or as the same may be increased after such date.

5.4. Effect of Termination.

5.4.1. Termination due to Expiration of Employment Period. If Executive’s employment is terminated due to the expiration of the Term, Company will pay Executive the compensation (including Base Salary and accrued Bonus, if any) and benefits due to Executive under Section 4 through the last day of Executive’s actual employment.

5.4.2. Termination by Company for Cause. In the event that Executive’s employment is terminated for “Cause” pursuant to Section 5.2, Company will pay Executive the Base Salary (but not any accrue Bonuses, if any) and benefits due to Executive under Section 4 through the last day of Executive’s actual employment.

5.4.3. Termination by Company Without Cause of by Executive for Good Reason . Company may not terminate Executive’s employment without cause until after the second anniversary of the Effective Date. In the event that Company terminates Executive’s employment other than pursuant to Section 5.2 or Section 7 or in the event of termination by Executive for Good Reason pursuant to Section 5.3, Company will pay Executive the greater of the amount of one year’s of Base Salary at the date of termination or the remaining amount of unpaid Base Salary that Executive would have received if this Agreement did not terminate before the end of the Term (payments to be made in equal monthly installments). Further, Executive will be paid the amount of Bonus that would have been due pursuant to Section 4 during the year of his termination, payable at the usual time such Bonus payments are made by Company. In addition, Company will pay or reimburse Executive for the costs of health care benefits that Executive would have received if this Agreement did not terminate before the end of the Term (“Continued Benefits”). In addition, to the extent permitted under the Employee Stock Option Plan, the vesting schedule for all incentive stock options granted to the Executive pursuant to Section 4.1.6 will accelerate and will fully vest effective immediately prior to termination.

5.4.4. Termination by Executive Without Good Reason. In the event Executive’s employment is terminated by his not for “Good Reason”, as defined in Section 5.3, Company will pay Executive the Base Salary (but not accrued bonus, if any) and benefits due Executive under Section 4 through the last day of Executive’s actual employment.

5.4.5. Resignation as Board Member or Officer. Immediately upon the termination of Executive’s employment with Company, Executive will tender a written notice of Executive’s resignation from any and all offices of the Company and all subsidiaries, affiliates or clients in which the Executive represents the Company in the capacity of an officer or director. Notwithstanding any failure by the Executive to provide the Company with such written notice of resignation within three days after the date of the termination of Executive’s employment with Company, Executive authorizes and directs the Board of Directors to accept the Executive’s resignation from all said positions effective as of the date of termination of the Executive’s employment.

6. Property Rights and Obligations of Executive.

6.1. Trade Secrets. For purposes of this Agreement, “trade secrets” will include without limitation any and all financial, cost and pricing information and any and all information contained in any drawings, designs, plans, proposals, customer lists, records of any kind, data, formulas, specifications, concepts or ideas, where such information is reasonably related to the business of Company, has been divulged to or learned by Executive during the term of his employment by Company, and has not previously been publicly released by duly authorized representatives of Company or otherwise lawfully entered the public domain. The definition of trade secrets is not intended to be narrowly interpreted or limited to statutory definitions of trade secrets but is intended to broadly refer and relate to all confidential information of the Company.

6.2. Preservation of Trade Secrets. Executive will preserve as confidential all trade secrets pertaining to Company’s business that have been obtained or learned by his by reason of his employment. Executive will not, without the prior written consent of Company, either use for his own benefit or purposes or disclose or permit disclosure to any third parties, either during the term of his employment hereunder or thereafter (except as required in fulfilling the duties of his employment), any trade secret connected with the business of Company.

6.3. Trade Secrets of Others. Executive agrees that he will not disclose to Company or induce Company to use any trade secrets belonging to any third party.

6.4. Property of Company. Executive agrees that all documents, reports, files, analyses, drawings, designs, tools, equipment, plans (including, without limitation, marketing and sales plans), proposals, customer lists, computer software or hardware, and similar materials that are made by his or come into his possession by reason of and during the term of his employment with Company are the property of Company and will not be used by his in any way adverse to Company’s interests. Executive will not allow any such documents or things, or any copies, reproductions or summaries thereof to be delivered to or used by any third party without the specific consent of Company. Executive agrees to deliver to the Board of Directors or its designee, upon demand, and in any event upon the termination of Executive’s employment, all of such documents and things which are in Executive’s possession or under his control.

6.5. Non-Solicitation by Executive.

6.5.1. General. Executive agrees during the Term and for one year following the termination of his employment, not to recruit, solicit or induce any person or entity who during the period within one year prior to the termination of Executive’s employment with Company, was an employee or independent contractor of Company or any of its affiliates (“Company Group”) to leave or cease employment or other relationship with Company Group for any reason whatsoever or hire or engage the services of such person for Executive in any business substantially similar to or competitive with that in which Company Group was engaged during Executive’s employment.

6.5.2. Non-Solicitation of Customers. Executive acknowledges that in the course of his employment, he will learn about Company Group’s business, services, materials, programs and products and the manner in which they are developed, marketed, served and provided. Executive knows and acknowledges that Company Group has invested considerable time and money in developing its programs, agreements, offices, representatives, services, products and marketing techniques and that they are unique and original. Executive further acknowledges that Company Group must keep secret all pertinent information divulged to Executive about Company Group business concepts, ideas, programs, plans and processes, so as not to aid Company Group’s competitors. Accordingly, Company Group is entitled to the following protection, which Executive agrees is reasonable: Executive agrees that for a period of one year following the termination of his employment, he will not, on his own behalf or on behalf of any person, firm, partnership, association, corporation, or other business organization, entity or enterprise, knowingly solicit, call upon, or initiate communication or contact with any person or entity or any representative of any person or entity, with whom Executive had contact during his employment, with a view to the sale or the providing of any product, equipment or service sold or provided or under development by Company Group during the period of one (1) year immediately preceding the date of Executive’s termination.

6.6. Survival Provisions and Certain Remedies. Unless otherwise agreed to in writing between the parties hereto, the provisions of this Section 6 will survive the termination of this Agreement. The covenants in this Section 6 will be construed as separate covenants and to the extent any covenant will be judicially unenforceable, it will not affect the enforcement of any other covenant. In the event Executive breaches any of the provisions of this Section 6, Executive agrees that Company will be entitled to injunctive relief in addition to any other remedy to which Company may be entitled.

7. General Provisions.

7.1. Notices. Any notices or other communications required or permitted to be given under this Agreement must be in writing and addressed to Company or Executive at the addresses below, or at such other address as either party may from time to time designate in writing. Any notice or communication that is addressed as provided in this Section will be deemed given (a) upon delivery, if delivered personally or via certified mail, postage prepaid, return receipt requested; or (b) on the first business day of the receiving party after the transmission if by facsimile or after the timely delivery to the courier, if delivered by overnight courier. Other methods of delivery will be acceptable only upon proof of receipt by the party to whom notice is delivered.

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7.2. Choice of Law and Forum. Except as expressly provided otherwise in this Agreement, this Agreement will be governed by and construed in accordance with the laws of the State of Nevada and both parties consent to the personal jurisdiction of the courts of the State of Nevada.

7.3. Entire Agreement; Modification and Waiver. This Agreement supersedes any and all other agreements, whether oral or in writing, between the parties hereto with respect to the employment of Executive by Company and contains all covenants and agreements between the parties relating to such employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or written, have been made by any party, or anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement will be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged. No waiver of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

7.4. Assignment. Because of the personal nature of the services to be rendered hereunder, this Agreement may not be assigned in whole or in part by Executive without the prior written consent of Company. However, subject to the foregoing limitation, this Agreement will be binding on, and will inure to the benefit of, the parties hereto and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns.

7.5. Severability. If for any reason whatsoever, any one or more of the provisions of this Agreement will be held or deemed to be inoperative, unenforceable, or invalid as applied to any particular case or in all cases, such circumstances will not have the effect of rendering any such provision inoperative, unenforceable, or invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

7.6. Representation by Counsel; Interpretation. Company and Executive acknowledge that each party to this agreement has had the opportunity to be represented by counsel in connection with this Agreement and the matters contemplated by this Agreement. Accordingly, any rule of law or decision which would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement will be interpreted in a reasonable manner to affect the intent of the parties.

7.7.  Indemnification. Company agrees that it will indemnify and hold harmless Executive to the fullest extent permitted by law from and against any and all liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of litigation (including attorneys’ fees), arising out of the employment of Executive, except to the extent arising out of or based upon the gross negligence or willful misconduct of Executive. Costs and expenses incurred by Executive in defense of such litigation (including attorneys’ fees) will be paid by Company upon receiving from Executive (a) a written request for payment, (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought, and (c) an undertaking adequate under Nevada law made by or on behalf of Executive to repay the amounts so paid if it will ultimately be determined that Executive is not entitled to be indemnified by Company under this Agreement.

7.8. Attorneys’ Fees. In any action at law or in equity to enforce or construe any provisions or rights under this Agreement, the unsuccessful party or parties to such litigation, as determined by the courts pursuant to a final judgment or decree, will pay the successful party or parties all costs, expenses, and reasonable attorneys’ fees incurred by such successful party or parties (including, without limitation, such costs, expenses, and fees on any appeals), and if such successful party or parties will recover judgment in any such action or proceedings, such costs, expenses, and attorneys’ fees will be included as part of such judgment.

7.9. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of, which will be deemed an original, but all of which together will constitute one and the same instrument. Fax signatures will be valid and binding.

7.10. Headings and Captions. Headings and captions are included for purposes of convenience only and are not a part hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first written above at Las Vegas, Nevada.

“Company”
Noninvasive Medical Technologies, Inc.

By:	/s/ Ronald McCaughan
Its:	Chairman of the Board

“Executive”

/s/ Ronald McCaughan